As filed with the Securities and Exchange Commission on May 2, 2022

Registration No. 333-252121

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Transamerica Life Insurance Company

(Exact Name of Registrant as specified in its charter)

Iowa	6311	39-0989781
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6400 C Street SW

Cedar Rapids, IA 52499

Telephone Number: (319) 355-8511

(Address, including zip code, and telephone number, including area code, of Principal Executive Offices)

Brian Stallworth, Esq.

Transamerica Life Insurance Company c/o Office of the General Counsel 6400 C Street SW

Cedar Rapids, IA 52499-4240 Telephone Number: (319) 355-8511

(Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Continuously on and after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-252121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-252121) (the “Registration Statement”) of Transamerica Life Insurance Company is being filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended (the “Securities Act”), solely to include Exhibit (A)(5) with the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. Pursuant to Rule 462(d) of the Securities Act, this Amendment shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibit is filed as part of this Registration Statement:

(5)	Opinion re Legality

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on May 2, 2022.

Transamerica Life Insurance Company
(Registrant)
Jamie Ohl*
Director and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 2, 2022.

Signatures	Title

* Jamie Ohl	Director and President (principal executive officer)

* Fred Gingerich	Director, Chairman of the Board, Controller, Vice President and Assistant Treasurer (principal accounting officer)

* Matthew McCorry	Director, Chief Operating Officer, Individual Solutions Division

* Karyn Polak	Director, General Counsel, Secretary and Senior Vice President

* Christopher Ashe	Chief Financial Officer, Executive Vice President and Treasurer (principal financial officer)

* Zachary Harris	Director

* Chris Giovanni	Director

/s/Brian Stallworth Brian Stallworth	Assistant Secretary

*	By: Brian Stallworth – Attorney-in-Fact pursuant to Powers of Attorney filed previously and/or herewith.